EXHIBIT 4.5

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITY UNDER SUCH ACT AND APPLICABLE LAWS OR SOME OTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND APPLICABLE LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

DINEWISE, INC.
SECURED PROMISSORY NOTE

Up to $995,825.00	New York, New York
June 3, 2009

DINEWISE, INC., a Nevada corporation (the "Company"), the principal office of which is located at 500 Bi-County Boulevard, Suite 400, Farmingdale, New York 11735, for value received hereby promises to pay to the New York Community Investment Company L.L.C. ("NYCIC"), a Delaware Limited Liability Company (the "Payee"), the principal office of which is located at 110 Wall Street, New York, New York 10005, the sum of Nine Hundred Ninety-Five Thousand, Eight Hundred and Twenty-Five Dollars ($995,825), or such lesser amount as shall then equal the outstanding unpaid principal amount hereof (the "Principal Balance"), together with interest which shall accrue and compound daily in arrears from the date of this Secured Promissory Note on the unpaid Principal Balance at a rate equal to the Prime Rate plus Three Percent (3.00%) per annum, but in no event shall the applicable interest rate paid by the Company be less than 6.25% per annum (the "Applicable Interest Rate"), on the earlier to occur of (i) December 31, 2012 (the "Maturity Date") or (ii) when declared due and payable by the Payee upon the occurrence of a financing event of sufficient size to satisfy the Company's obligations to Lender (as hereinafter defined) and the Payee. As used herein, "Prime Rate" shall mean the rate of interest per annum as published in The Wall Street Journal on the last day of each month, which rate shall be effective as of the first day of the immediately succeeding month for such month.

1.           Payment.

(a)    This Secured Promissory Note (the "Note") constitutes payment of the Purchase Price, as defined in that certain Asset Purchase Agreement dated as of June 3, 2009 between the Company and Home Bistro Foods, Inc. (the "Purchase Agreement") being paid by the Company and is being delivered pursuant to Section 2.4 thereof.

(b)    Interest shall accrue from the date hereof until July 31, 2011, with the full amount of accrued interest being due and payable on July 31, 2011. Payments of outstanding principal shall be due and payable in eighteen (18) equal consecutive monthly installments each, with the first installment due and payable on July 31, 2011 and subsequent monthly installments being due and payable on the last day of each calendar month thereafter through and including the Maturity Date, when a balloon payment of the outstanding Principal Indebtedness plus any accrued and unpaid interest thereon and other Note related charges shall be due and payable. Each monthly payment installment of principal will be accompanied by interest on the then outstanding principal balance, at the Applicable Interest Rate. Interest on the principal sum of this Note shall be calculated on the basis of a year consisting of 360 days and shall be charged for the actual number of days elapsed.

(c)    If the Payee sells any Excluded Assets (as defined in the Purchase Agreement), the net proceeds from such sale will be used to reduce on a dollar-for-dollar basis the principal balance then outstanding under this Note together with accrued interest thereon.

(d)    Subject to the terms and conditions of this Note, the Company may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note. Any partial prepayments shall be applied to installments of principal in the order of their maturity.

2.           Security.

To secure the payment of the indebtedness of the Company to the Payee evidenced by this Note, the Company hereby grants to the Payee, subject to the terms of this Note, a lien on and security interest in and to all of the Company's right, title and interest in and to the Purchased Assets (as such term is defined in the Purchase Agreement) purchased by the Company pursuant to the Purchase Agreement (collectively, the "Collateral"). Subject to the terms and conditions of subordination provided for herein, the Company authorizes the Payee, in its discretion, to prepare and file all Uniform Commercial Code financing statements or other documents or certificates necessary to further perfect the Payee's security interest in the Collateral.

3.           Default and Acceleration.

The whole of the principal sum of this Note and all other amounts payable under this Note (collectively, the "Debt") shall upon five (5) days notice become due and payable at the option of Payee if any payment required in this Note is not paid on or prior to the fifth (5th) day after the date when due or on the Maturity Date (an "Event of Default").

4.           Default Interest.

Upon the occurrence of an Event of Default, Payee shall be entitled to receive and the Company shall pay interest on the entire unpaid principal sum at a rate of three percent (3.00%) above the Applicable Interest Rate or the maximum rate allowed to be charged by law, whichever is lower (the "Default Rate"). The Default Rate shall be computed from the occurrence of the Event of Default until the earlier of (i) the date prior to the day upon which the

Event of Default is cured, or (ii) the date upon which the Debt is paid in full. Interest calculated at the Default Rate shall be added to the Debt, and shall be deemed secured as provided herein.

THE COMPANY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT THE DEFAULT RATE OF INTEREST REFERRED TO IN THIS NOTE AND ITS OBLIGATION TO PAY FEES IN ACCORDANCE WITH SECTION 10 OF THIS NOTE AS CONTRACTED BY THE PARTIES SHALL SURVIVE THE ENTRY OF ANY MONETARY JUDGMENT AND/OR JUDGMENT OF FORECLOSURE, AS APPLICABLE. THE DEFAULT RATE OF INTEREST SHALL BE IMPOSED AND CONTINUE TO ACCRUE UNTIL SUCH TIME AS ANY MONETARY JUDGMENT AND/OR JUDGMENT OF FORECLOSURE, ENTERED IN CONNECTION WITH THE UNDERLYING DEBT HAS BEEN PAH) AND SATISFIED IN FULL.

AS SUCH, THE STATUTORY JUDGMENT INTEREST RATE SET FORTH IN NEW YORK CPLR SECTION 5004 IS INAPPLICABLE; RATHER, THE DEFAULT RATE OF INTEREST SET FORTH HEREIN SHALL REMAIN IN EFFECT AND BE IMPOSED SUBSEQUENT TO THE ENTRY OF ANY MONETARY JUDGMENT AND/OR JUDGMENT OF FORECLOSURE.

THE COMPANY FURTHER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT THE APPLICABILITY OF THE DEFAULT RATE OF INTEREST, PURSUANT TO THIS NOTE AND AS CONTRACTED BY THE PARTIES, SUBSEQUENT TO THE ENTRY OF ANY MONETARY JUDGMENT AND/OR JUDGMENT OF FORECLOSURE, IS A DHIECT INDUCEMENT AND CONSIDERATION FOR THE PAYEE TO ENTER INTO THIS NOTE. THE COMPANY HAS KNOWINGLY WAIVED THE APPLICABLITY OF THE STATUTORY JUDGMENT RATE SET FORTH IN NEW YORK CPLR SECTION 5004 OR ANY OTHER RELEVANT CIVIL STATUTE, SUBSEQUENT TO THE ENTRY OF A MONETARY JUDGMENT AND/OR JUDGMENT OF FORECLOSURE.

5.           Representations and Warranties of the Company.

The Company is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended and the related Treasury Department regulations, including temporary regulations.

No bankruptcy, reorganization, insolvency or similar proceeding under any state or federal law with respect to the Company has been initiated.

The Company (a) is duly organized, validly existing and in good standing under the laws of its state of organization or incorporation; (b) is duly qualified to transact business and is in good standing in the State where it conducts business; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to carry on its business as now conducted and proposed to be conducted. The Company has obtained all resolutions and consents of the shareholders, directors and Lender, as the case may be, necessary to issue and deliver this Note.

The Company has full power, authority and legal right to execute and deliver this Note and this Note constitutes a valid and binding obligation of the Company.

6.           Representations and Warranties of the Payee.

The Payee is an "accredited investor" within the meaning of the federal securities laws and is acquiring this Note for its own account and not for distribution.

The Payee acknowledges that the Company may offset against any amounts due under this Note any amounts due and payable by the Payee under the transactions contemplated by the Purchase Agreement if such amounts are not paid when due by the Payee.

7.           Transfer.

Subject to the consent of the Company, which shall not be unreasonably withheld, delayed or conditioned, the Payee may transfer this Note and its rights to all the Collateral mortgaged, granted, pledged or assigned hereunder or any part thereof; provided, however, that the Payee may transfer any or all of its rights and interests hereunder to an affiliate of the Payee. The transferee shall thereupon become vested with all the rights herein or under applicable law given to Payee with respect thereto, and Payee shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Payee shall retain all rights hereby given to it with respect to any liabilities and the Collateral not so transferred, provided, however, such transfer of this Note and the Collateral shall not be made to a competitor of the Company.

8.           WAIVER OF TRIAL BY JURY.

THE COMPANY AND THE PAYEE HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN EVIDENCED BY THIS NOTE, THE APPLICATION FOR THE LOAN EVIDENCED BY THIS NOTE OR ANY ACTS OR OMISSIONS OF PAYEE, ITS OFFICERS, EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION THEREWITH.

9.           Service of Process.

With respect to any claim or action arising hereunder, the Company and the Payee (a) irrevocably submit to the nonexclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York; (b) any state or federal court with the appropriate jurisdiction where the Collateral is situated and any appellate courts from any thereof; (c) irrevocably waive any objection which it may have at any time to the laying of venue of any suit, action or proceeding arising out of or relating to this Note brought in any such court, and (d) irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. In any such proceeding the Company and the Payee irrevocably consent to service of process by registered or certified mail, postage prepaid, to it at its address given in or pursuant to the first paragraph hereof.

Nothing in this Note shall be deemed to preclude the Company or the Payee from effecting service of process in any manner permitted by law or bringing an action or proceeding with respect hereto in any other jurisdiction.

10.         Counsel Fees.

In the event that it should become necessary to employ counsel to collect the Debt or to foreclose the security therefor, the Company also agrees to pay all reasonable fees and expenses of Payee, including, without limitation, reasonable attorney's fees and disbursements for the services of external counsel whether or not suit is brought.

11.         Subordination.

(a)     As used herein:

(i)           "Affiliate" of a party means any party or person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the specified party.

(ii)           "Lender" means Dutchess Private Equities Fund, Ltd., and its affiliates.

(iii)           "Lien" means, with respect to any asset of the Company:

(A) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset;

(B) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset;

(C) in the case of any money, balance on any account or other receivable, any right of set-off or consolidation of accounts or similar arrangement; and/or

(D) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

(iv)           "Senior Credit Agreement" means the Amended and Restated Security Agreement dated February 16, 2007 by and among the Company, as borrower, certain of its subsidiaries and the Lender.

(v)           "Senior Loan Documents" means the Senior Credit Agreement and the debentures, warrants and other documents executed and delivered thereunder, each as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, or refinanced in whole or in part from time to time, including any agreement extending the maturity of, consolidating, or otherwise restructuring (including adding subsidiaries of the Company as additional obligors thereunder) all or any portion of the principal, interest or other obligations under such agreements or any successor or replacement agreements and whether by the same or any other agent, lender, or group and whether or not increasing the amount of such obligations that may be incurred thereunder;

(vi)        "Senior Obligations" means all obligations (whether now outstanding or hereafter incurred, contingent or non-contingent, liquidated or unliquidated, or primary or secondary) of the Company owing to the Lender in respect of (a) principal under the Senior Credit Agreement or any other Senior Loan Documents, (b) all interest and premium, if any, in respect of the obligations issued under the documents referred to in clause (a) above, (c) all fees payable pursuant to any Senior Loan Documents, (d) all other obligations (including costs, expenses, letter of credit reimbursement obligations, or otherwise) of the Company arising under the Senior Credit Agreement, including contingent reimbursement obligations with respect to outstanding letters of credit, all costs and expenses incurred by the Lender in connection with their enforcement of any rights or remedies under the Senior Credit Agreement, including, but not limited to, attorneys fees, court costs, appraisal and consulting fees, auctioneer fees, rent, storage, and insurance premiums, and irrespective of whether allowable as a claim against the Company in any bankruptcy, insolvency, receivership or other similar proceedings (collectively, "Insolvency Proceedings"), (e) post-petition interest on the Senior Obligations referred to in clauses (a) through (d) above, at the rate provided for in the instrument or agreements evidencing such Senior Obligations, accruing subsequent to the commencement of any Insolvency Proceedings (whether or not such interest is allowed as a claim in such Insolvency Proceedings), (f) all obligations under any extension, renewal, substitution, refinancing or replacement of the Senior Credit Agreement, and (g) all obligations or liabilities of third persons secured by a Lien on any assets acquired after the date of this Note by the Company or any of its subsidiaries, to the extent that such assets have been acquired from the person or persons to whom such Liens are granted, or an Affiliate or Affiliates of such person or persons;

(b)     The payment of any and all of the principal amount of and interest on this Note (and all other obligations hereunder) is hereby expressly subordinated and made junior to the payment of the principal amount, redemption premium, if any, all interest and any other amounts due on the Senior Obligations, to the extent and in the manner set forth herein with the exception that any new debt senior to Payee shall require the Payee's consent.

(c)     Until the Senior Obligations shall have been indefeasibly paid in full, the Company shall not make, and the Payee shall not receive, accept or retain, any direct or indirect payment or reduction (whether by way of loan, set-off or otherwise) of any amounts under or in respect of this Note, whether this Note shall have become payable at maturity or by acceleration or otherwise; provided, however, that the Payee shall receive, accept and retain payments permitted under Section 1(c) of this Note.

(d)     In the event of (i) any Insolvency Proceedings, then and in any such event:

(A)    All of the Senior Obligations shall first be paid in full before any payment or distribution of any character, whether in cash, securities, obligations or other property, shall be made in respect of this Note;

(B)  Any payment or distribution of any character, which would otherwise (but for the terms hereof) be payable or deliverable in respect of this Note (including any payment or distribution of any other indebtedness of the Company being subordinated to this Note), shall be paid or delivered directly to the Lender or its representative, until all of the Senior Obligations shall have been paid in full, and the Payee or any other holder of this Note irrevocably authorizes, empowers and directs all receivers, custodians, trustees, liquidators, conservators and others having authority to effect all such payments and deliveries;

(C)  The Payee or any other holder of this Note shall execute and deliver to the Lender or its representative all such further instruments corifirming the authorization referred to in the foregoing clause (B), and shall take all such other actions as may be requested by the Lender or its representative in order to enable the Lender or its representative to enforce any and all claims upon or in respect of this Note and to collect and give any and all payments or distributions which may be payable or deliverable at any time upon or with respect to this Note.

(e)      If, notwithstanding the provisions of this Note, any payment or distribution of any character (whether in cash, securities, obligations or other property) or any security shall be received by the Payee in contravention of the terms of this Note, and before all Senior Obligations shall have been paid in full, and provided that the Payee has actual knowledge of the foregoing, such payment, distribution or security shall not be commingled with any asset of the Payee, shall be held in trust for the benefit of, and shall be paid over or delivered and transferred to, the Lender or its representative, for application to the payment of all Senior Obligations remaining unpaid, until all of the Senior Obligations shall have been paid to the extent provided herein.

(f)      Except to the extent provided in this Note that the debt evidenced by this Note may not become due and payable or be paid and the Payee may not exercise rights with respect thereto, nothing contained herein shall impair, as between the Company and the Payee, the obligation of the Company to pay to Payee the principal of this Note, and interest thereon, as and when the same shall become due and payable in accordance with the terms hereof, or prevent the Payee upon default with respect to this Note, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights of the holders of Senior Obligations hereunder. Upon any distribution of assets of the Company referred to in the provisions hereof, the Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization proceedings are pending or a certificate of the liquidating trustee or agent or other person making any distribution to the Payee, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Obligations and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to the provisions hereof.

(g)        Notwithstanding any statute, including, without limitation, the U.S. Federal Bankruptcy Code, as now or hereafter in effect (the "Bankruptcy Code"), any rule of law or bankruptcy procedures to the contrary, the right of the Lender to have all of the Senior Obligations paid and satisfied in full prior to the payment of any of the debt evidenced by this Note shall include, without limitation, the right of the Lender to be paid in full all interest accruing on the Senior Obligations due to it after the filing of any petition by or against the Company in connection with any Insolvency Proceedings prior to the payment of any amounts in respect of this Note, including, without limitation, any interest due to the Payee accruing after such date.

(h)        No right of any present or future holders of any Senior Obligations to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act in good faith by any such holders, or by any noncompliance by the Company with the terms and provisions of this Note, regardless of any knowledge thereof with which any such holders may have or be otherwise charged. The holders of the Senior Obligations may, without in any way affecting the obligations of the Payee with respect thereto, at any time or from time to time in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Obligations, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Obligations or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Obligations including, without limitation, the waiver of default thereunder and the release of any collateral securing such Senior Obligations, all without notice to or assent from the Payee.

(i)             Subject to the prior payment in full of all Senior Obligations, the Payee shall be subrogated to the rights of the holders of Senior Obligations to receive payments or distributions of assets of the Company applicable to the Senior Obligations until all amounts owing on this Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Obligations by or on behalf of the Company or by or on behalf of the Payee by virtue of the provisions hereof which otherwise would have been made to the Payee shall, as between the Company, its creditors other than the holders of Senior Obligations, and the Payee, be deemed to be payment by the Company to or on account of the Senior Obligations, it being understood that the provisions hereof are and are intended solely for the purpose of defining the relative rights of the Payee, on the one hand, and the holders of the Senior Obligations, on the other hand.

12.     Conversion.

(a)      This Note may only be converted only in the event that both 1) the Senior Obligations are no longer outstanding and 2) the warrants issued to the Lender have expired or been exercised in full. Upon the satisfaction of such conditions, Payee shall, upon written notice to the Company, be entitled from time to time to convert all or a portion of the outstanding principal amount of this Note together with any interest or other amounts due hereunder into shares of the common stock of the Company, par value $0,001 per share (the "Company Common Stock") (not to exceed an aggregate of one-third of the outstanding shares of Company Common Stock) at a conversion price mutually agreed to by the Company and the Payee. In the event a conversion price is not mutually agreed to within twenty (20) days after the conditions set forth in the first sentence of this Section 12(a) have been satisfied in full, the full amount of the Note shall be due and payable upon one hundred twenty (120) days written notice by the Payee (but in no event beyond the Maturity Date), together with an additional amount in cash to be mutually agreed to, or in the event no agreement is reached within twenty (20) days after written notice by the Payee, an additional amount as determined by an independent valuation firm selected by the Company and the Payee.

(b)      The certificate for the Company Common Stock issued upon conversion of all or any portion of this Note by the Payee shall be delivered to the Payee as soon as practicable after the conversion of this Note. The certificate evidencing the Company Common Stock shall bear a restrictive legend substantially in the form set forth below:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE: (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS; AND (B) MAY NOT BE SOLD, PLEDGED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT (INCLUDING ANY RULES OR REGULATIONS THEREUNDER) AND ANY APPLICABLE STATE SECURITIES LAWS."

(d)    No fractional shares of the Company Common Stock will be issued in connection with any conversion hereunder. Any fraction of a share resulting from any calculation will be rounded up to the next whole share.

(e)    All of the shares of Company Common Stock issuable upon the conversion of this Note will, upon issuance, be fully paid and nonassessable, and free from all preemptive rights, rights of first refusal or first offer, taxes, liens and charges of whatever nature. The Company shall at all times have authorized and reserved for issuance a sufficient number of shares of its Company Common Stock to provide for the full conversion of the rights represented by this Note. The Company shall take all steps necessary to amend its articles of incorporation and other organizational documents to provide sufficient reserves of shares of Company Common Stock issuable upon full conversion of this Note. The Company hereby agrees that its issuance of this Note shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the proper certificates for shares of Company Common Stock upon the full or each partial conversion of this Note.

13.     Miscellaneous.

(a)     No delay or failure on the part of Payee in the exercise of any right, power, privilege or remedy hereunder or at law or in equity shall operate as a waiver thereof, and no single or partial exercise by Payee of any right, power, privilege or remedy hereunder or at law or in equity shall preclude or estop another or further exercise thereof or the exercise of any other right, power, privilege or remedy.<

(b)    The Company hereby waives diligence, presentment, demand for payment, protest and notice of protest, notice of dishonor and all other notices in connection with this Note.

(c)     No modification, amendment or waiver of any provision of this Note shall be effective unless in writing and signed by Payee, and then the same shall be effective only in the specific instance and for the purpose given; provided, however, the subordination provisions contained herein are for the benefit of the Lender and may not be rescinded, canceled, amended or modified in any way without the prior written consent thereto of the Lender, if the Lender shall then be holding Senior Obligations. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction. The provisions of this Note shall inure to the benefit of Payee, its successors and assigns and shall be binding upon the Company and its successors and permitted assigns, except that the Company may not transfer or assign its rights and obligations hereunder without the prior written consent of Payee.

(d)    All notices hereunder shall be made in accordance with Section 10.3 of the Purchase Agreement.

(e)     After all principal and accrued interest at any time owed on this Note has been paid in full, or this Note has been converted as provided in Section 12(a) above, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

(f)     Anything herein to the contrary notwithstanding, the obligations of the Company under this Note will be subject to the limitation that payments of interest will not be required to the extent that receipt thereof would be contrary to applicable provisions of law limiting rates of interest which may be charged or collected.

(g)     All payments to be made to Payee pursuant to this Note shall be made in the lawful money of the United States of America in immediately available funds.

(h)    Payments of principal and interest shall be delivered to Payee at the last known address of Payee set forth on the books and records of the Company or to such other address or to the attention of such other person as specified by prior written notice to the Company.

(i)      If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday or legal holiday in the State of New York, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following such Saturday, Sunday or legal holiday, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

(j)     The provisions of this Note shall be construed and interpreted and all rights and obligations of the parties hereunder determined in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof.

The undersigned has caused this Secured Note to be executed and delivered by and through its duly authorized officer as of the day and year first above written.

DINEWISE, INC., a Nevada corporation

By:	/s/ Thomas McNeill
Name:	Thomas McNeill
Title:	VP-CFO

Acknowledged and Agreed this
3rd day of June, 2009:

NEW YORK COMMUNITY INVESTMENT COMPANY L.L.C.

By:	/s/ Thomas E. Hillman
Name:	Thomas E. Hillman
Title:	General Manager